Filed pursuant to Rule 424(b)(3)
File No. 333-265105

BLACKSTONE PRIVATE CREDIT FUND

SUPPLEMENT NO. 1 DATED JULY 25, 2022

TO THE PROSPECTUS DATED JULY 8, 2022

This prospectus supplement (“Supplement”) is part of and should be read in conjunction with the prospectus of Blackstone Private Credit Fund (“we,” “our” or the “Fund”), dated July 8, 2022 (as supplemented to date, the “Prospectus”). This Supplement supersedes the Prospectus to the extent it contains information that is different from or in addition to the information in the Prospectus. Unless otherwise indicated, all other information included in the Prospectus that is not inconsistent with the information set forth in this Supplement remains unchanged. Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

The purpose of this Supplement is to amend disclosure appearing in the Prospectus related to the Fund’s 2.625% Notes due 2026 (as defined in the Prospectus, the “2.625% Notes”). The Fund is increasing the exchange offer with respect to the 2.625% Notes from $900,000,000 aggregate principal amount to $1,250,000,000 aggregate principal amount. Accordingly, each reference in the Prospectus to the “$900,000,000 aggregate principal amount” of the 2.625% Notes is amended and restated as “$1,250,000,000 aggregate principal amount” of the 2.625% Notes.